Exhibit 10.1

AMENDMENT NO. 1 AND WAIVER TO CREDIT AGREEMENT

AMENDMENT NO. 1 AND WAIVER TO CREDIT AGREEMENT, dated as of September 7, 2012 (this “Amendment”), among NEW ENTERPRISE STONE & LIME CO., INC. (the “Borrower”) and the Lenders signatories hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the lenders from time to time parties thereto (the “Lenders”) and Manufacturers and Traders Trust Company, individually, as the Issuing Bank, a Lender, as the Swing Lender and as the Agent, are parties to the Credit Agreement, dated as of March 15, 2012 (the “Existing Credit Agreement”); terms not otherwise defined herein are used as defined in the Existing Credit Agreement; and

WHEREAS, on the Borrower has notified the Agent that it will be unable to deliver its financial statements for the fiscal year ended February 29, 2012 in a timely way; and

WHEREAS, the Borrower has requested that the Lenders modify the requirement to deliver the financial statements due on May 29, 2012 to allow them to be delivered on October 1, 2012 and the Lenders are willing, subject to the terms and conditions set forth herein, to modify the requirement under the Credit Agreement, as more specifically set forth herein (the Existing Credit Agreement, as amended by this Amendment, and as the same may be amended, restated, modified or supplemented from time to time being referred to as the “Credit Agreement”);

NOW, THEREFORE, in consideration of the agreements herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE 1.                             AMENDMENTS.  Upon satisfaction of the conditions set forth in Article 3 below, effective as of the date hereof, the Existing Credit Agreement shall be amended in the manner set forth below.

(a)                                  Section 1.1—Amendment to Definition of “Borrowing Base”.  The definition of the term Borrowing Base set forth in Section 1.1 (Defined Terms) of the Existing Credit Agreement is hereby amended to add the following provisions following clause (e) thereof:

Notwithstanding the foregoing, at any time that the Fixed Charge Coverage Ratio calculated on a trailing twelve month basis using the financial statements most recently delivered pursuant to Subsection 6.1.2 (Delivery of Quarterly Financial Statements) is less than 1.00 to 1.00, the Borrowing Base shall be an amount equal to the sum of :

(A)                              the lesser of (i) $56,000,000 and (ii) sixty—five percent (65%) of the Appraised Value of the Eligible Real Property, plus

(B)                                seventy percent (70%) of all Eligible Accounts, plus

(C)                                forty percent (40%) of Eligible Inventory of the Borrower and its Subsidiaries, minus

(D)                               any and all reserves that the Agent may (and which the Agent is hereby entitled to) establish from time to time in its Permitted Discretion, minus

(E)                                 any and all reserves that the Agent may (and which the Agent is hereby entitled to) establish from time to time with respect to Inventory that is branded or otherwise incorporates Intellectual Property in its sole discretion.

(b)                                 Section 1.1—Amendment to Definition of “EBITDA”.  The definition of the term EBITDA set forth in Section 1.1 (Defined Terms) of the Existing Credit Agreement is hereby amended to

(i)                                     Remove the word “and” from immediately before clause (d) therein.

(ii)                                  Insert the following before the final period therein: “, (e) for any period ending on or before February 28, 2014, for all purposes other than the calculation of Excess Cash Flow, (i) non-recurring expenses related to the implementation of the enterprise-wide resources planning system, (ii) non-recurring consulting fees of the Borrower’s consultants relating to the implementation of the enterprise-wide resources planning system and the review of the Profit and Liquidity Enhancement Plan and Reporting Enhancement Plan, and (iii) non-recurring auditing expenses and fees from the Borrower’s auditors, in each case, as may be approved by the Agent, and (f) such other nonrecurring expenses as the Agent may approve.”

(c)                                  Section 1.1—Amendment to Definition of “LIBOR”.  The definition of the term LIBOR set forth in Section 1.1 (Defined Terms) of the Existing Credit Agreement is hereby amended to add the following sentence at the end thereof:  “Notwithstanding the foregoing, LIBOR shall be 1.25% for any Interest Period if the rate obtained or determined using the means described above is less than 1.25% for such Interest Period.”

(d)                                 Section 1.1—New Defined Terms.  The following defined term is hereby added to Section 1.1 (Defined Terms) of the Existing Credit Agreement:

Adjusted EBITDA:  means, for any period, EBITDA for such period plus the sum of the following (without duplication, including without duplication of amounts added back to Net Income in the calculation of EBITDA):

(a) onetime expenses related to the implementation of the enterprise-wide resources planning system;

(b) consulting fees of the Borrower’s consultants that review the Profit and Liquidity Enhancement Plan and Reporting Enhancement Plan to the extent that such fees relate to the development, review or implementation of such plans;

(c) the pro forma annual reductions in accounts receivable and inventory set forth in the Profit and Liquidity Enhancement Plan, giving effect thereto as though such Profit and Liquidity Enhancement Plan had been fully implemented prior to the commencement of such period, in an amount not to exceed $10,000,000 in fiscal year 2013 and $5,000,000 in fiscal year 2014; and

(d) for each of the fiscal years ending 2013 and 2014, the pro forma effect of any initiatives or procedures that will be put in place during such year for any improvements of EBITDA set forth in the Profit and Liquidity Enhancement Plan, giving effect thereto as though such Profit and Liquidity Enhancement Plan had been fully implemented prior to the commencement of such period.

Profit and Liquidity Enhancement Plan:  the meaning specified in Subsection 6.1.12 (Additional Reporting).

Reporting Enhancement Plan:  the meaning specified in Subsection 6.1.12 (Additional Reporting).

(e)                                  Subsection 6.1.2.  Subsection 6.1.2 (Delivery of Quarterly Financial Statements) of the Existing Credit Agreement is hereby amended to insert the following sentence as the last sentence in such Subsection:  “Notwithstanding the foregoing, Borrower may deliver the financial statements required pursuant to this Subsection 6.1.2 for the fiscal quarters ended May 31, 2012 and August 31, 2012 on or before November 30, 2012 (or such later date as the Agent may agree) rather than the date set forth above.”

(f)                                    Subsection 6.1.3.  Subsection 6.1.3 (Delivery of Annual Financial Statements) of the Existing Credit Agreement is hereby amended to insert the following sentence as the last sentence in such Subsection:  “Notwithstanding the foregoing, Borrower may deliver the financial statements required pursuant to this Subsection 6.1.3 for the fiscal year ended February 29, 2012 on or before October 1, 2012 (or such later date as the Agent may agree) rather than the date set forth above.”

(g)                                 Subsection 6.1.9. Subsection 6.1.9 (Field Examinations) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.1.9 Field Examinations. The Agent may, at any time, during normal business hours upon reasonable advance notice, conduct such field examinations as it may deem necessary or advisable, in its discretion, to evaluate the Inventory, Accounts and other assets of the Borrower and the other Loan Parties, which field examinations shall be at the Borrower’s sole cost and expense.

(h)                                 Subsection 6.1.12.   A new Subsection 6.1.12 (Additional Reporting) shall be added immediately following Subsection 6.1.11, which new subsection shall read as follows:

6.1.12 Additional Reporting. As soon as practicable, and in any event no later than October 1, 2012 (or such later date as the Agent may agree), the Borrower shall deliver to the Agent (a) a revised set of projections through the Maturity Date, which projections shall have been reviewed and discussed with the Borrower’s financial consultant, and (b) a profit and liquidity Enhancement Plan (the “Profit and Liquidity Enhancement Plan”), which shall include identification of expense reduction and liquidity improvement opportunities and timeline for the realization of the expense reductions and liquidity improvements, which shall have been reviewed and discussed with the Borrower’s financial consultant and which would result in a Fixed Charge Coverage Ratio, calculated using Adjusted EBITDA rather than EBITDA, in excess of 1.00 to 1.00 for fiscal year 2013 and 2014.

As soon as practicable and in any event no later than October 15, 2012 (or such later date as the Agent may agree), the Borrower shall deliver to the Agent, a plan (the “Reporting Enhancement Plan”) for enhanced internal policies and procedures for expense management and capital expenditures, in addition to improve financial and collateral reporting.   The plan shall have been reviewed and discussed with a nationally recognized independent public accounting firm engaged by the Borrower.  The Reporting Enhancement Plan shall, among other things, provide the timetable for each of Borrower and all of its Restricted Subsidiaries by which Borrower and such Subsidiaries would be able to generate the information referenced in Section 8.28 herein in a timely and accurate manner, in addition to all other reporting required under the Credit Agreement.

For the sake of clarity, the requirements of this Section 6.1.12 are as stated above and do not impose an obligation on the Borrower to achieve the Fixed Charge Coverage Ratio (calculated using Adjusted EBITDA rather than EBITDA) referred to in this Section 6.1.12, it being understood that the springing Fixed Charge Coverage Ratio test set forth in Section 7.1 (Fixed Charge Coverage Ratio) remains the only such fixed charge test in this Agreement.  Rather, the Borrower is required to deliver the Profit and Liquidity Enhancement Plan as more fully set forth above and to implement the recommendations set forth therein.

(i)                                     Section 8.28.  Section 8.28 (Further Assurances)  is hereby amended by adding the following at the end thereof: “Promptly following delivery of  the Profit and Liquidity Enhancement Plan, the Borrower shall implement the recommendations set forth therein, based upon a timeline reasonably acceptable to the Agent. Promptly upon delivery of  the Reporting Enhancement Plan, the Borrower shall implement based upon a timeline reasonably acceptable to the Agent, the recommendations set forth in such plan with the result that, consistent with the timeline established as aforesaid, among other things,  (i) on a monthly basis within 30 days of month end, the Borrower shall deliver a balance sheet, income statement and statement of cash flows (which requirement shall modify Subsection 6.1.1 (Delivery of Monthly Financial Statements) above); (ii) if at any time the Excess Availability shall be less than the greater of (A) $35,000,000 or (B) 20% of the lesser of (x) the RC Commitment and (y) the amount of the Borrowing Base, then thereafter the Borrower shall deliver a weekly borrowing base certificate with updated billings, collections and any adjustments, a weekly sales journal, a weekly cash receipts journal and a weekly adjustments journal provided to the bank the following Tuesday of each week (which requirement shall modify Subsection 6.1.7 (Borrowing Base Certificate) above); and (iii)  the Borrower shall deliver an accounts receivable aging, accounts payable aging and inventory report within 30 days of month end (which requirement shall modify Subsection 6.1.10 (Aging Reports) above).”

ARTICLE 2.                             REPRESENTATIONS AND WARRANTIES.  In order to induce the Lenders, the Issuing Bank, the Swing Lender and the Agent to agree to amend the Existing Credit Agreement in the manner set forth herein, the Borrower makes the following representations and warranties, which shall survive the execution and delivery of this Amendment:

(a)                                  As of the date hereof, after giving effect to the amendments and waivers herein, no Default or Event of Default has occurred and is continuing;

(b)                                 Each of the representations and warranties of the Borrower and the other Loan Parties made herein and in the other Loan Documents is true and correct in all respects (or in all material respects if any such representation or warranty is not by its terms already qualified as to materiality) after giving effect to the amendments and waivers contemplated hereby as though each such representation and warranty were made at and as of the date hereof unless relating solely to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date (or in all material respects as of such earlier date if any such representation or warranty is not by its terms qualified as to materiality);

(c)                                  No consent or approval of any third party, including, without limitation, any governmental agency or authority, is necessary with respect to any Loan Party in connection with the execution, delivery and/or performance of this Amendment and/or the enforceability hereof.  Upon execution by the parties set forth on the signature lines below, this Amendment will constitute the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms hereof; and

(d)                                 None of the Borrower or any Loan Party has any existing claims or causes of action against the Agent, the Issuing Bank or any of the Lenders in connection with the Loan Documents or the Secured Obligations.

ARTICLE 3.                             EFFECTIVENESS.  The amendments to the Existing Credit Agreement set forth herein shall become effective, as of the date hereof, immediately upon the last to occur of the following:

(a)                                  The Agent shall have received counterparts of this Amendment duly executed and delivered on behalf of the Loan Parties and the Majority Lenders.

(b)                                 The Agent shall have received payment by the Borrower of all invoiced out-of-pocket fees, costs, expenses (including but not limited to reasonable attorney fees) and other amounts required to be paid by Borrower in connection with the execution and delivery of this Amendment or otherwise under the Loan Documents.

(c)                                  The Agent shall have received such other information as it shall reasonably request before clauses (a) and (b), inclusive, above have been satisfied.

ARTICLE 4.                             MISCELLANEOUS.

4.1                                 Counterparts.  This Amendment may be executed in counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.  A photocopied, facsimile or pdf signature shall be deemed to be the functional equivalent of a manually executed original for all purposes.

4.2                                 Ratification.  Except as set forth in Articles 1 and 6, no amendment or modification is intended hereby.  The Existing Credit Agreement, as amended and modified by this Amendment, and the other agreements, documents and instruments delivered in connection with the Existing Credit Agreement (and/or in connection with this Amendment) are, and shall continue to be, in full force and effect, and each of the parties hereto hereby confirms, approves and ratifies in all respects the Existing Credit Agreement, as amended by this Amendment, and each of the other agreements, documents and instruments delivered in connection with the Existing Credit Agreement (and/or in connection with this Amendment).  Without limiting the generality of the foregoing, the undersigned hereby confirm that, as of the date hereof, the pledges and the security interest granted pursuant to such agreements continue to secure all of the obligations under and in respect of (i) the Existing Credit Agreement as amended hereby and (ii) the related agreements, documents and instruments and acknowledges that it has no defenses or set offs to the amounts due under the Loan Documents.

4.3                                 Payment of Expenses.  Without limiting other payment obligations of the Borrower set forth in the Credit Agreement, the Borrower agrees to pay all reasonable costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Amendment and any other documents, agreements and/or instruments which may be delivered in connection herewith, including, without limitation, the reasonable fees and expenses of Agent’s counsel, Drinker Biddle & Reath LLP.

4.4                                 Governing Law.  This Amendment shall be construed in accordance with, and governed by, the internal laws of the Commonwealth of Pennsylvania, without regard to the choice of law principles of such state.

4.5                                 References.  From and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and all references to the Credit Agreement in any and all agreements, instruments, certificates and other documents relating to the Credit Agreement, shall be deemed to mean the

Credit Agreement as modified and amended by this Amendment and as the same may be further amended, modified or supplemented in accordance with the terms thereof.

4.6                                 References.  From and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and all references to the Credit Agreement in any and all agreements, instruments, certificates and other documents relating to the Credit Agreement, shall be deemed to mean the Credit Agreement as modified and amended by this Amendment and as the same may be further amended, modified or supplemented in accordance with the terms thereof.

ARTICLE 5.                             WAIVER.  Effective upon the satisfaction of all conditions to the effectiveness of this Amendment, Lenders agree to waive any Defaults or the Events of Default that would not have existed had the amendments and modification set forth herein been in effect prior to the date such conditions were satisfied, including, but subject to the provisos below, any Defaults or Events of Default pursuant to Subsection 9.1.3 of the Credit Agreement that may now exist or arise by reason of the breach by the Company of its obligation under the Indentures to make timely delivery of financial statements and related annual report on Form 10-K or quarterly report on Form 10-Q for the fiscal year ended February 28, 2012 and the fiscal quarter ended May 31, 2012, provided that such waiver of Subsection 9.1.3 shall cease to apply if notice of default is delivered by the Trustee thereof or by the applicable noteholders under either of the Indentures relating to such financial statement delivery and the cure period with respect thereto under the applicable Indenture or Indentures has expired, it being understood that an Event of Default shall arise notwithstanding the extensions in Section 1 above by virtue of Subsection 9.1.3 of the Credit Agreement if such a notice is given and the cure period with respect thereto under the applicable Indenture or Indentures has expired. For the sake of clarity, any failure by the Company to comply with Section 6.1.2 or Section 6.1.3 or any other covenants of the Credit Agreement as amended by this Amendment shall be a Default or Event of Default, as applicable, under the Credit Agreement regardless of whether such failure would be a default or event of default under the Indenture.  This waiver is limited to its express terms and shall not imply any additional or future waivers (including waivers of the any Defaults that occur or continue after the date of this Amendment), similar or dissimilar.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective, duly authorized officers as of the date first above written.

NEW ENTERPRISE STONE & LIME CO., INC.

By	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	President, Chief Financial Officer and Secretary

[Signature Page to Amendment No. 1 and Waiver to Credit Agreement]

MANUFACTURERS AND TRADERS TRUST COMPANY, in its capacity as the Agent, the Issuing Bank, the Swing Lender and a Lender

By	/s/ Robert Bilger
Name:	Robert Bilger
Title:	Vice President

[Signature Page to Amendment No. 1 and Waiver to Credit Agreement]